KIMBERLY-CLARK ANNOUNCES THIRD QUARTER RESULTS

3Q ’05 Sales Rose 6 Percent to $4.0 Billion; EPS Before Unusual Items Were 95 Cents, an Increase of 9 Percent vs. EPS From Continuing Operations in 2004

Company Expects Full Year 2005 EPS Before Unusual Items to Be Within the Range of its Previous Guidance

DALLAS, October 24, 2005—Kimberly-Clark Corporation (NYSE: KMB) today reported that sales in the third quarter of 2005 were $4.0 billion, an increase of 5.8 percent over the prior year and a new quarterly record. The improvement was driven by volume growth of about 4 percent along with currency benefits of nearly 2 percent. Diluted net income of 68 cents per share decreased 22 percent compared with income from continuing operations of 87 cents per share in 2004. However, excluding charges related to competitive improvement initiatives for streamlining the company’s operations, earnings before unusual items in the third quarter of 2005 rose 9 percent to 95 cents per share. This was in line with the company’s previous guidance (94 to 96 cents per share) despite higher-than-expected energy costs and direct expenses from Hurricane Katrina that totaled approximately $15 million before tax, or 2 cents per share.

In the third quarter of 2004, reported net income of 89 cents per share included 2 cents per share from discontinued operations, representing the results of the company’s former fine paper and technical paper businesses that were part of the Neenah Paper spin-off to shareholders on November 30, 2004.

Chairman and Chief Executive Officer Thomas J. Falk attributed the improvement in third quarter results to continued solid execution of the company’s Global Business Plan. He said, “K-C teams are focused on building and extending our brands, reducing costs and improving returns on invested capital. In combination, these strategies are enabling us to generate profitable top-line growth, deliver bottom-line results in line with our objectives and return significant amounts of cash to our shareholders. I am proud of what our teams have accomplished this quarter, particularly in light of the inflationary pressures that have impacted our businesses.”

The company noted that sales for the quarter were about 7 percent above the prior year excluding sales in 2004 from the pulp operations that were also divested in the Neenah Paper spin-off. Highlights of the 4 percent increase in sales volumes included continued strength in developing and emerging markets along with double-digit growth for key personal care and consumer tissue brands in North America and for diapers in Europe. In addition to currency effects of 2 percent, higher net selling prices boosted sales by approximately 1 percent.

The top-line growth, continued successful cost and tax savings initiatives and the company’s ongoing share repurchase program were key factors contributing to the 9 percent improvement in third quarter earnings per

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share before unusual items. In achieving these results, the company absorbed inflation in key cost components totaling approximately $90 million and funded more than $25 million of additional marketing and research spending for new and improved products.

Review of third quarter sales by segment

Sales of personal care products rose 7.5 percent in the third quarter, on the strength of a 6 percent increase in sales volumes and currency benefits of 3 percent. Net selling prices declined about 1 percent, as response to competitive activity in Europe, primarily for diapers, was partially offset by higher prices in Asia and Latin America.

Personal care sales in North America increased approximately 3 percent versus the prior year. Sales volumes advanced about 5 percent, while product mix declined 2 percent. Net selling prices were unchanged year-over-year, an improvement versus the 3 percent decline in the second quarter. Price increases for the company’s infant, child and incontinence care products in the U.S. were implemented as planned during the third quarter. Leading contributors to the overall volume growth included infant care, with a solid gain of 7 percent, and incontinence care, baby wipes and toiletries, each delivering continued double-digit growth. In Europe, sales were down 1 percent. Sales volumes rose 7 percent, due mainly to a 10 percent increase for diapers stemming from the brand and product innovation strategies implemented late last year. The volume gains, however, were offset by an 8 percent decline in selling prices, as competition in the diaper category remained intense. In developing and emerging markets, personal care sales climbed 18 percent, driven by widespread volume growth and currency benefits, along with higher selling prices and improved product mix.

Sales of consumer tissue products grew 8.1 percent. Sales volumes improved approximately 4 percent, while net selling prices and currency exchange rates were both about 2 percent better.

In North America, sales of consumer tissue products advanced more than 10 percent, as net selling prices and sales volumes both increased 5 percent compared with the third quarter of 2004. Volume growth was particularly strong in bathroom tissue behind innovative new products and packaging for the Cottonelle and Scott brands. Scott bathroom tissue volumes rose at a double-digit rate for the second consecutive quarter, benefiting from the successful launch of the new Scott Extra Soft line extension. In Europe, consumer tissue sales decreased 3 percent. Sales volumes declined nearly 2 percent and net selling prices were about 1 percent lower in continued competitive market conditions. Consumer tissue sales in developing and emerging markets expanded 18 percent, with higher sales volumes, including double-digit growth in Asia, currency and product mix all contributing to the improvement.

Sales of business-to-business products decreased 5.3 percent in the quarter, but were about 3 percent greater excluding 2004 sales from pulp operations that were part of the Neenah Paper spin-off. Sales volumes were up 1 percent during the quarter, with K-C Professional and Health Care posting gains of 3 percent and 2 percent, respectively. Currency effects also positively affected sales comparisons by approximately 1 percent. Net selling prices and product mix improved slightly, driven mainly by gains in K-C Professional’s North American operations. Health Care prices were down about 1 percent globally.

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Other third quarter operating results

Operating profit before unusual items in the third quarter of 2005 was $633 million, approximately 3 percent greater than the prior year, as continued top-line growth and cost savings helped offset approximately $90 million of cost inflation. Having generated gross cost savings of more than $45 million for the quarter and nearly $150 million through nine months, the company is on track to meet its full year objective for savings of at least $200 million. Cost inflation in the third quarter included $50 million for raw materials other than fiber, driven by increases in the cost of polymer resins, superabsorbents and other oil-based materials, $20 million in energy costs and $25 million in distribution costs, offset by slightly lower fiber costs. The year-over-year change in operating profit was also affected by $20 million of costs in the third quarter of 2004 to improve the efficiency of the company’s diaper operations.

The company’s effective tax rate in the third quarter of 2005 was 17.4 percent. Excluding unusual items, however, the effective tax rate for the quarter was 19.7 percent versus 23.9 percent in the prior year. The lower rate was due primarily to income tax benefits from the company’s ownership interest in synthetic fuel partnership activities which, net of related nonoperating expenses, improved third quarter net income by approximately $13 million in 2005 compared with about $7 million in 2004. The effective tax rate in the third quarter before the effects of the synthetic fuel activities in both years and excluding the unusual items in 2005 was 27.7 percent compared with 28.5 percent in 2004.

Kimberly-Clark’s share of net income of equity companies in the third quarter rose 5 percent to $33 million, driven by higher net income at Kimberly-Clark de Mexico, S.A. de C.V. KCM achieved double digit growth in sales and operating profit for the third straight quarter, paced by continued strong results in its consumer business. Its bottom-line results, however, were negatively impacted by currency transaction losses that reduced Kimberly-Clark’s share of KCM’s net income by approximately $5 million.

Cash flow and balance sheet

Cash provided by operations was $553 million in the third quarter compared with $734 million in 2004. The decrease was driven primarily by the timing of income tax payments. Capital spending in the third quarter was $190 million, up from $104 million in the prior year. Capital spending of $452 million for the first nine months of 2005 was in line with the company’s spending target of $650-$700 million for the full year. At September 30, 2005, total debt and preferred securities was $4.3 billion, up slightly from $4.2 billion at the end of 2004.

During the third quarter, the company repurchased 8.0 million shares of its common stock at a cost of $499 million, bringing the year-to-date total to 15.7 million shares at a cost of $1.0 billion. The company reaffirmed its target to buy back $1.5 billion worth of its stock in 2005. Share repurchases have resulted in a 4 percent reduction in the average number of outstanding shares versus the year-ago quarter, with a corresponding benefit on earnings per share comparisons.

Outlook

Commenting on the outlook, Falk said, “We are confident that we will continue to execute our Global Business Plan well and generate solid top-line growth and additional cost savings over the balance of the year. Net sales in the fourth quarter should benefit from a full quarter’s worth of the price increases implemented during the third quarter for our diaper, pant and incontinence products in the U.S. as well as recent price

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increases for K-C Professional products in North America. At the same time, we expect business conditions will remain very challenging, as costs for resin and other oil-based materials, energy and distribution have risen following Hurricanes Katrina and Rita. In total, we expect these key cost components to increase more than $30 million versus the third quarter, a drag equivalent to approximately 5 cents per share.

“All in all, we expect earnings before unusual items in the fourth quarter will be in a range of 94 to 96 cents per share, or similar to the third quarter, despite the recent, unanticipated escalation in our costs.

“As for the year, we remain comfortable that earnings per share before unusual items in 2005 will be within the range of our previous guidance of $3.77 to $3.83, although most likely toward the lower end of that range. With this level of earnings, we will deliver improvement of 6 to 8 percent versus earnings from continuing operations of $3.55 per share in 2004, consistent with our long-term objective for growth in the mid to high single-digits.”

Competitive improvement initiatives

The competitive improvement initiatives announced in July 2005 are focused on building and growing those businesses that will yield improved margins and higher returns on invested capital. During the third quarter, the company made substantial progress implementing the new strategic cost reductions that will support these targeted growth investments. As previously announced, the company plans to reduce costs by streamlining manufacturing and administrative operations primarily in North America and Europe, creating an even more competitive platform for growth and margin improvement.

Pretax charges totaling $168 million (approximately $126 million after tax) related to these cost reduction initiatives were recorded in the third quarter. Most of the pretax charges were noncash, primarily for asset impairments or write-offs and accelerated depreciation. Major components of the charges were for consolidation of the company’s North Atlantic feminine and adult care operations, consolidation of health care operations within North America and cost structure improvements in Europe.

To date, employees have been notified about workforce reductions and other actions at 10 of the 15 facilities slated for sale, closure or streamlining as part of the initial phase of the cost reduction initiatives. As previously announced, the initial phase should be complete by mid-2007, with pretax charges amounting to $500 to $550 million ($355 to $390 million after tax). Including subsequent phases through the end of 2008, the company expects to incur cumulative pretax charges of $900 million to $1.1 billion ($625 to $775 million after tax) that will yield annual pretax savings of $300 to $350 million by 2009. Anticipated savings of $5 to $10 million in 2005 should increase substantially in 2006 as the initiatives are executed and more headcount reductions begin to take place.

The company will continue to report on the progress of these strategic cost reduction activities on a quarterly basis and provide information about future phases as specific projects are approved and implemented.

Year to date results

For the first nine months of 2005, sales of $11.9 billion were up about 6 percent from $11.2 billion in the prior year, driven by a 4 percent increase in sales volumes and favorable currency effects of 3 percent, offset by the divestiture of pulp operations. Operating profit before unusual items rose more than 2 percent to $1,906 million in 2005 versus $1,865 million in 2004. For the year to date, diluted earnings per share before unusual items were $2.83 in 2005 versus diluted earnings per share from continuing operations of $2.63 in 2004, an improvement of nearly 8 percent. Including unusual

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items in 2005 and net income from discontinued operations in 2004, diluted net income through the first nine months was $2.49 per share in 2005 and $2.70 per share in 2004.

Non-GAAP financial measures

Certain financial measures contained in this press release exclude prior year net sales of the pulp operations which were spun-off in the fourth quarter of 2004, charges related to competitive improvement initiatives for streamlining the company’s operations, incremental tax expenses arising out of repatriation of earnings of foreign subsidiaries under the American Jobs Creation Act and the effects of the company’s synthetic fuel activities. Financial measures which exclude those items have not been determined in accordance with generally accepted accounting principles and are therefore “non-GAAP” financial measures.

Kimberly-Clark management believes that investors’ understanding of the company’s performance is enhanced by disclosing these non-GAAP financial measures as a reasonable basis for comparison of the company’s ongoing results of operations. The attached Non-GAAP Reconciliation Schedules provide reconciliations of these non-GAAP financial measures to the most closely analogous measure determined in accordance with generally accepted accounting principles.

Conference call

A conference call to discuss this news release and other matters of interest to investors and analysts will be held at 9 a.m. (CDT) today. The conference call will be simultaneously broadcast over the World Wide Web. Stockholders and others are invited to listen to the live broadcast or a playback, which can be accessed by following the instructions set out in the Investors section of the company’s Web site (www.kimberly-clark.com).

About Kimberly-Clark

Kimberly-Clark and its well-known global brands are an indispensable part of life for people in more than 150 countries. Every day, 1.3 billion people – almost a quarter of the world’s population – trust K-C brands and the solutions they provide to enhance their health, hygiene and well being. With brands such as Kleenex, Scott, Huggies, Pull-Ups, Kotex and Depend, Kimberly-Clark holds the No. 1 or No. 2 share position in more than 80 countries. To keep up with the latest K-C news and to learn more about the company’s 133-year history of innovation, visit www.kimberly-clark.com.

Copies of Kimberly-Clark’s Annual Report to Stockholders and its proxy statements and other SEC filings, including Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, are made available free of charge on the company’s Web site on the same day they are filed with the SEC. To view these filings, visit the Investors section of the company’s Web site.

Certain matters contained in this news release concerning the business outlook, including new product introductions, cost savings and acquisitions, anticipated costs and savings related to the Competitive Improvement Initiatives, anticipated financial and operating results, strategies, contingencies and anticipated transactions of the company constitute forward-looking statements and are based upon management’s expectations and beliefs concerning future events impacting the company. There can be no assurance that these future events will occur as anticipated or that the company’s results will be as estimated. For a description of certain factors that could cause the company’s future results to differ materially from those expressed in any such forward-looking statements, see the section of Part I, Item 1 of the company’s Annual Report on Form 10-K for the year ended December 31, 2004 entitled “Factors That May Affect Future Results.”

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KIMBERLY-CLARK CORPORATION

(Millions, except per share amounts)

EARNINGS SUMMARY:

The following tables present the reconciliation of a non-GAAP financial measure to reported GAAP net income.

Three Months Ended September 30, 2005:		Diluted
	Income	Earnings
	(Expense)	Per Share

Earnings Before Unusual Items	$451.7	$.95

Charges for Unusual Items:

Competitive Improvement Initiatives	(126.4)	(.27)

Net Income	$325.3	$.68

Nine Months Ended September 30, 2005:

Earnings Before Unusual Items	$1,358.4	$2.83

Charges for Unusual Items:

Competitive Improvement Initiatives	(126.4)	(.26)

Income Taxes on American Jobs Creation Act Dividends	(34.8)	(.07)

Rounding	-	(.01)

Net Income	$1,197.2	$2.49

There were no unusual items in 2004.

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KIMBERLY-CLARK CORPORATION

PERIODS ENDED SEPTEMBER 30

(Millions, except per share amounts)

	Three Months
	Ended September 30
	2005	2004	Change

Net Sales	$4,000.8	$3,783.0	+ 5.8%
Cost of products sold	2,844.4	2,543.9	+ 11.8%

Gross Profit	1,156.4	1,239.1	- 6.7%
Marketing, research and general expenses	679.5	613.6	+ 10.7%
Other (income) expense, net	12.3	8.6	+ 43.0%

Operating Profit	464.6	616.9	- 24.7%
Nonoperating expense	(43.2)	(26.4)	+ 63.6%
Interest income	7.4	4.7	+ 57.4%
Interest expense	(48.0)	(41.1)	+ 16.8%

Income Before Income Taxes,
Equity Interests and Discontinued Operations	380.8	554.1	- 31.3%
Provision for income taxes	(66.3)	(132.7)	- 50.0%
Share of net income of equity
companies	33.0	31.3	+ 5.4%
Minority owners’ share of
subsidiaries’ net income	(22.2)	(18.8)	+ 18.1%
Income from continuing operations	325.3	433.9	- 25.0%
Income from discontinued operations,
net of income taxes	-	7.4	N.M.

Net Income	$325.3	$441.3	- 26.3%

Diluted Per Share Basis:

Continuing operations	$.68	$.87	- 21.8%
Discontinued operations	-	.02	N.M.
Net Income	$.68	$.89	- 23.6%

Discontinued operations represents the results of the Corporation’s former fine paper and technical paper businesses that were part of the November 30, 2004 Neenah Paper spin-off.

N.M. – Not meaningful

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KIMBERLY-CLARK CORPORATION

PERIODS ENDED SEPTEMBER 30

(Millions, except per share amounts)

Notes (Three Months):

1. In 2005, charges of $126.4 million for unusual items are included as follows:

Cost of products sold	$160.5

Marketing, research & general expenses	7.5

Provision for income taxes	(41.6)

Total charges	$126.4

2. The Corporation accounts for stock-based compensation using the intrinsic-value method. The following presents pro forma information about net income and earnings per share as if the Corporation had applied fair value expense recognition to all employee stock options granted.

(Millions of dollars, except per share amounts)	2005	2004

Pro forma net income	$318.0	$431.7

Pro forma earnings per share – diluted	$.67	$.87

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KIMBERLY-CLARK CORPORATION

PERIODS ENDED SEPTEMBER 30

(Millions, except per share amounts)

	Nine Months
	Ended September 30
	2005	2004	Change

Net Sales	$11,893.7	$11,181.8	+ 6.4%
Cost of products sold	8,108.1	7,432.2	+ 9.1%

Gross Profit	3,785.6	3,749.6	+ 1.0%
Marketing, research and general expenses	2,021.5	1,847.0	+ 9.4%
Other (income) expense, net	25.7	37.6	- 31.6%

Operating Profit	1,738.4	1,865.0	- 6.8%
Nonoperating expense	(137.4)	(116.6)	+ 17.8%
Interest income	21.7	12.7	+ 70.9%
Interest expense	(138.2)	(120.5)	+ 14.7%

Income Before Income Taxes,
Equity Interests and Discontinued Operations	1,484.5	1,640.6	- 9.5%
Provision for income taxes	(324.3)	(358.2)	- 9.5%
Share of net income of equity
companies	99.4	92.1	+ 7.9%
Minority owners’ share of
subsidiaries’ net income	(62.4)	(53.9)	+ 15.8%
Income from continuing operations	1,197.2	1,320.6	- 9.3%
Income from discontinued operations,
net of income taxes	-	34.3	N.M.

Net Income	$1,197.2	$1,354.9	- 11.6%

Diluted Per Share Basis:

Continuing operations	$2.49	$2.63	- 5.3%
Discontinued operations	-	.07	N.M.
Net Income	$2.49	$2.70	- 7.8%

Discontinued operations represents the results of the Corporation’s former fine paper and technical paper businesses that were part of the November 30, 2004 Neenah Paper spin-off.

N.M. – Not meaningful

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KIMBERLY-CLARK CORPORATION

PERIODS ENDED SEPTEMBER 30

(Millions, except per share amounts)

Notes (Nine Months):

1. In 2005, charges of $161.2 million for unusual items are included as follows:

Cost of products sold	$160.5

Marketing, research & general expenses	7.5

Provision for income taxes	(41.6)

$126.4

Provision for income taxes – American Jobs Creation Act Dividends	34.8

Total charges	$161.2

2. The Corporation accounts for stock-based compensation using the intrinsic-value method. The following presents pro forma information about net income and earnings per share as if the Corporation had applied fair value expense recognition to all employee stock options granted.

(Millions of dollars, except per share amounts)	2005	2004

Pro forma net income	$1,168.4	$1,327.3

Pro forma earnings per share – diluted	$2.43	$2.64

3. OTHER INFORMATION:

	Nine Months Ended
	September 30
	2005	2004
Cash Dividends Declared
Per Share	$1.35	$1.20

	September 30
Common Shares (Millions)	2005	2004

Outstanding As Of	469.8	489.0

Average Diluted for:

Three Months Ended	476.8	497.1

Nine Months Ended	480.8	502.2

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KIMBERLY-CLARK CORPORATION

(Millions)

Supplemental Financial Information:

	September 30	December 31
	2005	2004
Preliminary Balance Sheet Data:

Cash and cash equivalents	$313.4	$594.0

Accounts receivable	1,980.4	2,038.3

Inventories	1,726.1	1,670.9

Total assets	16,289.2	17,018.0

Accounts payable	1,241.3	1,248.7

Debt payable within one year	906.4	1,214.7

Total current liabilities	4,144.6	4,537.2

Long-term debt	2,625.1	2,298.0

Preferred securities of subsidiary	748.5	722.9

Stockholders’ equity	6,031.8	6,629.5

Preliminary Cash Flow Data -
Continuing Operations:
	Nine Months
	Ended September 30
“Free Cash Flow” Reconciled to	2005	2004
Cash Provided by Operations:

Free cash flow	$558.1	$1,162.7

Capital spending	451.9	322.8

Cash dividends paid	625.7	571.9

Cash provided by operations	$1,635.7	$2,057.4

Cash used for investing	$(382.6)	$(307.9)

Cash used for financing	$(1,518.7)	$(1,757.0)

Depreciation and amortization	$624.6	$606.2

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KIMBERLY-CLARK CORPORATION

SELECTED BUSINESS SEGMENT DATA

PERIODS ENDED SEPTEMBER 30

(Millions)

	Three Months			Nine Months
	Ended September 30			Ended September 30
	2005	2004	Change	2005	2004	Change
NET SALES:

Personal Care	$1,606.7	$1,494.1	+ 7.5%	$4,741.2	$4,465.5	+ 6.2%
Consumer Tissue	1,431.0	1,323.4	+ 8.1%	4,295.6	3,925.3	+ 9.4%
Business-to-
Business	961.4	1,014.7	- 5.3%	2,849.5	2,951.8	- 3.5%

Corporate & Other	6.7	6.2	+ 8.1%	22.3	15.6	+43.0%

Intersegment Sales	(5.0)	(55.4)	N.M.	(14.9)	(176.4)	N.M.

Consolidated	$4,000.8	$3,783.0	+ 5.8%	$11,893.7	$11,181.8	+ 6.4%

OPERATING PROFIT:

Personal Care	$316.7	$292.0	+ 8.5%	$943.5	$941.7	+ .2%
Consumer Tissue	189.8	196.2	- 3.3%	596.4	579.9	+ 2.8%
Business-to-
Business	169.0	169.3	- .2%	494.1	482.3	+ 2.4%

Other income (expense),
net	(12.3)	(8.6)	+43.0%	(25.7)	(37.6)	- 31.6%

Corporate & Other	(198.6)	(32.0)	N.M.	(269.9)	(101.3)	N.M.

Consolidated	$464.6	$616.9	-24.7%	$1,738.4	$1,865.0	- 6.8%

The above segment data is presented on a continuing operations basis that reflects the November 30, 2004 spin-off of the Corporation’s former fine paper and technical paper businesses.

Corporate & Other, for the three months and nine months ended September 30, 2005, includes $168.0 million of pre-tax charges for the Competitive Improvement Initiatives.

N.M.-Not meaningful

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Description of Business Segments

The Corporation is organized into operating segments based on product groupings. These operating segments have been aggregated into three reportable global business segments: Personal Care; Consumer Tissue; and Business-to-Business. The reportable segments are headed by executive officers who report to the Corporation’s Chief Executive Officer. These officers are responsible for the development and execution of global strategies to drive growth and profitability of the Corporation’s worldwide Personal Care, Consumer Tissue and Business-to-Business operations. These strategies include global plans for branding and product positioning, technology, research and development programs, cost reductions including supply chain management, and capacity and capital investments for each of these businesses. Segment management is evaluated on several factors, including operating profit. Segment operating profit excludes other income and (expense), net; income and expense not associated with the business segments; and the costs of the competitive improvement initiatives.

The principal sources of revenue in each of our global business segments are described below.

The Personal Care segment manufactures and markets disposable diapers, training and youth pants and swimpants; baby wipes; feminine and incontinence care products; and related products. Products in this segment are primarily for household use and are sold under a variety of brand names, including Huggies, Pull-Ups, Little Swimmers, GoodNites, Kotex, Lightdays, Depend, Poise and other brand names.

The Consumer Tissue segment manufactures and markets facial and bathroom tissue, paper towels, napkins and related products for household use. Products in this segment are sold under the Kleenex, Scott, Cottonelle, Viva, Andrex, Scottex, Hakle, Page and other brand names.

The Business-to-Business segment manufactures and markets disposable, single-use, health and hygiene products to the away-from-home marketplace. These products include facial and bathroom tissue, paper towels, napkins, wipers, surgical gowns, drapes, infection control products, sterilization wrap, disposable face masks and exam gloves, respiratory products, other disposable medical products and other products. Products in this segment are sold under the Kimberly-Clark, Kleenex, Scott, Kimwipes, WypAll, Surpass, Safeskin, Tecnol, Ballard and other brand names.

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KIMBERLY-CLARK CORPORATION

PERIODS ENDED SEPTEMBER 30

NON-GAAP RECONCILIATION SCHEDULES

The following tables present the reconciliation of non-GAAP financial measures to reported GAAP financial measures.

Supplemental Net Sales Data:

Variance comparison of reported net sales to net sales excluding divested pulp operations

Third Quarter of 2005 versus Third Quarter of 2004

	Consolidated		Business-to-Business

	Reported	Excluding	Reported	Excluding

Total Change	5.8%	6.5%	-5.3%	2.8%
Volume	4%	4%	1%	1%
Net Selling Price	1%	1%	0%	0%
Currency	2%	2%	1%	1%
Mix/Other	0%	0%	1%	1%
Pulp Sales	-1%	0%	-8%	0%

The above table presents the percentage variation in net sales on an as reported (GAAP) basis and excluding pulp operations which were divested as part of the November 30, 2004 Neenah Paper spin-off. The press release includes commentary that compares 2005 net sales for consolidated and the business-to-business segment to 2004 net sales excluding those pulp operations.

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KIMBERLY-CLARK CORPORATION

PERIODS ENDED SEPTEMBER 30

(Millions)

Effective Income Tax Rate Reconciliation – Unusual Items and Synthetic Fuel Partnership Activities:

	Three Months Ended September 30, 2005
			Excluding	Synthetic Fuel
	As	Unusual	Unusual	Effect of	Excluding
	Reported	Items	Items	Activities	Activities

Income Before
Income Taxes	$380.8	$(168.0)	$548.8	$(43.2)	$592.0

Provision for
Income Taxes	66.3	41.6	107.9	56.1	164.0

Net Synthetic Fuel Benefit				$12.9

Effective Income
Tax Rate	17.4%		19.7%		27.7%

	Three Months Ended September 30, 2004
			Excluding	Synthetic Fuel
	As	Unusual	Unusual	Effect of	Excluding
	Reported	Items	Items	Activities	Activities

Income Before
Income Taxes	$554.1	$-	$554.1	$(26.4)	$580.5

Provision for
Income Taxes	132.7	-	132.7	32.9	165.6

Net Synthetic Fuel Benefit				$6.5

Effective Income
Tax Rate	23.9%		23.9%		28.5%

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KIMBERLY-CLARK CORPORATION

PERIOD ENDED SEPTEMBER 30, 2005

Outlook for 2005

Estimated Full-Year 2005 Diluted Earnings Per Share:

Earnings Per Share
Before Unusual Items	$3.77 - $3.83

Competitive Improvement Initiatives*	(.26)

Income Taxes on American Jobs Creation Act Dividends	(.07)

Earnings Per Share – Diluted	$3.44 - $3.50

*Does not include fourth quarter charges related to these initiatives.

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